DIMON INCORPORATED
512 BRIDGE STREET
P. O. BOX 681
DANVILLE, VIRGINIA 24543

NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

OCTOBER 30, 2002

DIMON INCORPORATED
512 Bridge Street
P. O. Box 681
Danville, Virginia 24543

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on October 30, 2002

TO OUR SHAREHOLDERS:

The annual meeting of shareholders of DIMON Incorporated will be held at the offices of the Company, 512 Bridge Street, Danville, Virginia, the 30th day of October, 2002, at 10:00 A.M., for the following purposes:

1.	To elect four directors to serve until the 2005 annual meeting or until the election of their successors; and

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only record holders of common stock at the close of business on September 3, 2002, are entitled to vote at the meeting.

By Order of the Board of Directors

/s/ T. C. Parrish
_________________________________________________________
T. C. Parrish
Secretary

Danville, Virginia

September 23, 2002

You are cordially invited to attend the meeting.  However, it is important that your stock be represented if you do not attend and the Board of Directors of the Company requests that you date, sign and return the accompanying proxy.  A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.  You may revoke a prior proxy at any time by submitting a newly dated proxy or by attending the meeting and voting in person.

DIMON INCORPORATED
512 Bridge Street
P. O. Box 681
Danville, Virginia 24543

PROXY STATEMENT for the
2002 ANNUAL MEETING OF SHAREHOLDERS to be held on October 30, 2002

GENERAL

This statement is furnished in connection with the Board of Directors’ solicitation of proxies in the accompanying form to be voted at the annual meeting of shareholders of DIMON Incorporated (the “Company”) to be held on October 30, 2002, or any adjournment thereof.

Record holders of common stock of the Company at the close of business on September 3, 2002, are entitled to notice of, to vote at, and to participate in the meeting. On September 3, 2002, there were 44,724,504 shares of common stock outstanding. Each share of common stock is entitled to one vote. A majority of votes entitled to be cast on any matter will constitute a quorum on that matter. If a quorum is not present at the meeting, the meeting may be adjourned from time to time by vote of a majority of the shares present without notice other than announcement at the meeting.

Proxies received in the accompanying form may be revoked at any time before exercise by written notice addressed to the Secretary at the office of the Company, by a later dated proxy, or by attending the meeting and voting in person, but proxies that are properly executed and unrevoked will be voted.

The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone. The Company will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy material to the beneficial owners of stock. The date of mailing of this statement and the accompanying proxy was on or about September 23, 2002.

PROPOSAL 1 --- ELECTION OF DIRECTORS

The Company’s bylaws provide that the Board of Directors shall consist of eleven directors, divided into three classes as nearly equal in number as possible, with terms expiring at successive annual meetings of the shareholders. Accordingly, four Class II directors will be elected at the 2002 annual meeting, each of whom will be elected to serve until the 2005 annual meeting or until his successor is elected.

Votes pursuant to the accompanying proxy will be cast for the election of the following nominees, all of whom are currently directors of DIMON and have indicated their willingness to serve if elected: Mr. Hans B. Amell, Mr. Brian J. Harker, Mr. James E. Johnson, Jr., and Mr. Joseph L. Lanier, Jr.

Should a nominee become unavailable for any reason, which the Board of Directors has no reason to expect, it is intended that the individuals named in the proxy will vote for an appropriately designated substitute.

The election of each nominee for director requires a plurality of the votes cast by record holders of common stock entitled to vote in the election of directors.  Shares for which voting authority is withheld and shares held in street name that are not voted in the election of directors (“broker non-votes”) will not be included in determining the number of votes cast.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES.

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The following information is furnished with respect to the Company’s directors and nominees. Each director has served since April 1995, with the exception of Messrs. Dickson, Harker, Wade, and Amell, who have served since November 1995, March 1999, February 2001, and May 2002, respectively.

Name	Age	Business Experience During Past Five Years	Other Public Company Directorships Held
_______	_____	___________________________	_________________________
Class I Directors (term expiring at the 2004 annual meeting of shareholders)

R. Stuart Dickson	73	Chairman of the Executive Committee of Ruddick Corporation, a holding company, since 1994.	Ruddick Corporation; Textron, Inc.

Albert C. Monk III	63	Retired consultant to DIMON. Consultant to DIMON from January 2000 to December 2000. Vice Chairman of the Board of DIMON from March 1999 to December 1999. President of DIMON from 1995 to 1999.

Norman A. Scher	64

President and Chief Executive Officer of Tredegar Corporation, a manufacturer of plastic films and aluminum extrusions.  Executive Vice President and Chief Financial Officer of Tredegar from 1989 to 2001.

			Tredegar Corporation

Martin R. Wade III	53

Chief Executive Officer of International Microcomputer Software Inc., a developer and publisher of productivity software in precision design, graphic design and other related business applications. Director, President and Chief Executive Officer of Digital Creative Development Corporation (DC2) from May 2001 to August 2001. Director and Executive Vice President of DC2 from June 2000 to April 2001. Managing Director of Prudential Securities Inc. from 1998 to 2000. Managing Director of Salomon Brothers, Inc. from 1996 to 1998.

			International Microcomputer Software Inc.

Class II Directors (nominated for election to serve for a term expiring at the 2005 annual meeting of shareholders)

Hans B. Amell	50	Chairman and Chief Executive Officer of Catalyst LLC, a professional services company, since 1987.

Brian J. Harker	52

President and Chief Executive Officer of DIMON. President and Chief Operating Officer from March 1999 to April 1999. Executive Vice President and Chief Financial Officer from October 1996 to February 1999.

James E. Johnson, Jr.	72	Retired Partner of Womble Carlyle Sandridge & Rice, PLLC, a law firm. Partner of Womble Carlyle Sandridge & Rice, PLLC, from 1989 to 2002.

Joseph L. Lanier, Jr.	70	Chairman of the Board of DIMON. Chairman of the Board and Chief Executive Officer of Dan River, Inc., a textile manufacturer, since 1989.	Dan River, Inc.; Flowers Foods, Inc.; Torchmark Corporation

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Name	Age	Business Experience During Past Five Years	Other Public Company Directorships Held
_______	_____	___________________________	_________________________
Class III Directors (term expiring at the 2003 annual meeting of shareholders)

Henry F. Frigon	67	Private investor and consultant. Chairman of the Board of CARSTAR, Inc., a collision repair service company, since 1995. Chairman and Chief Executive Officer of CARSTAR from 1998 to 2000.	Buckeye Technologies Inc.; H&R Block, Inc.; Packaging Corporation of America; Sypress Solutions, Inc.; Tuesday Morning

John M. Hines	62	Private investor and consultant. Director of Glen Raven, Inc., a private company. Consultant to DIMON from 1996 to 1998. Executive Vice President of DIMON from 1995 to 1996.

Thomas F. Keller	71	R. J. Reynolds Professor of Business Administration, Fuqua School of Business, Duke University, since 1974. Dean, Fuqua School of Business Europe from 1999 to 2001.

Biogen, Inc.; Hatteras Income Securities; Nations Balanced Target Maturity Fund; Nations Funds;  Nations Government Income Trust, Series 2003 and 2004; Nations Life Goal Fund; Wendy’s International, Inc.

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BOARD OF DIRECTORS

Meeting Attendance

Four regular meetings of the Company’s Board of Directors were held during fiscal year 2002. Each director attended at least 75 percent of the aggregate of all meetings held by (1) the full board of directors and (2) each committee of the board on which the director served, with the exception of Mr. Frigon who attended 67 percent of such meetings.

Committees of the Board
The board has standing Audit, Executive, Executive Compensation, Finance and Nominating Committees.

Audit Committee

The Audit Committee is composed of Dr. Keller (Chairman), and Messrs. Johnson and Wade.  Each of the members of the Audit Committee is independent, as defined in the New York Stock Exchange listing standards.  Mr. Wade replaced Mr. Frigon as a member of the Audit Committee as of October 31, 2001.

The Audit Committee operates pursuant to a written charter approved by the Board of Directors in October 1999 and subsequently amended in August 2000.  As required by the New York Stock Exchange, the Committee reviews and reassesses the adequacy of the charter annually.  The charter was last reviewed in August 2002.  The charter was published in its entirety as Appendix A to the 2001 Proxy Statement.

The Audit Committee is authorized to consult with the Company’s outside auditors and recommend the selection of such auditors for each fiscal year.  The Audit Committee’s basic functions are to assist the Board of Directors in preserving the integrity of the financial information published by the Company through the review of financial and accounting controls and policies, financial reporting requirements, alternative accounting principles that could be applied, and the quality and effectiveness of the independent accountants and the Company’s internal auditors.  The Audit Committee met six times during fiscal year 2002.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.  In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61.

The Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, including Board Standard No. 1,  and considered whether the provision of non-audit services (as described below under ‘Independent Public Accountants’) is compatible with maintaining the auditors’ independence.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

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In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2002 for filing with the Securities and Exchange Commission.

Audit Committee:

Thomas F. Keller, Chairman
James E. Johnson, Jr.
Martin R. Wade, III

Executive Committee

The Executive Committee is composed of Messrs. Lanier (Chairman), Harker and Monk.  The business of the Company is under the general management of a board of directors as provided by the laws of Virginia, the Company’s state of incorporation. DIMON’s articles of incorporation and bylaws provide that the Executive Committee has authority to act in all matters that the full board may act upon when the board is not in session.  The Executive Committee reports all of its actions to the full board of directors at its next meeting.  The Executive Committee met once during fiscal year 2002.

Executive Compensation Committee

The Executive Compensation Committee is composed of Messrs. Scher (Chairman), Dickson and Lanier. The Executive Compensation Committee’s basic functions are to: review the effectiveness of the management compensation plans of the Company; set the compensation of the Chief Executive Officer and the officers reporting to the Chief Executive Officer; review and approve the management incentive systems of the Company and the awards granted thereunder; and administer the Company’s stock option plans.  The Executive Compensation Committee met twice during fiscal year 2002.

Finance Committee

The Finance Committee, a new committee of the Board established in October 2001, is composed of Messrs. Wade (Chairman), Frigon, Hines and Scher.  The Finance Committee operates pursuant to a written charter approved by the Board of Directors and is responsible for monitoring the Company’s financial policies, financial strategy, financial planning, financial structure, and financial condition to ensure conformance with the Company’s requirements for continued growth and fiscally sound operation.  The Finance Committee met once in fiscal year 2002.

Nominating Committee

The Nominating Committee is composed of Messrs. Frigon (Chairman), Dickson and Lanier.  The Nominating Committee recommends to the full board of directors persons to serve as directors of the Company and establishes such procedures as it deems proper to receive and review information concerning potential candidates for election or re-election to the board of directors.  Shareholders entitled to vote in the election of directors may nominate candidates for consideration by the Nominating Committee (see ‘Shareholders’ Proposals and Nominations’). The Nominating Committee met twice during fiscal year 2002.

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STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information as of August 15, 2002, with respect to the direct and indirect ownership of common stock by (1) each person or group known to the Company to beneficially own more than 5% of the outstanding shares; (2) each director and nominee for director; (3) each executive officer named in the Summary Compensation Table; and (4) all directors, nominees and executive officers of the Company as a group.

Name of Beneficial Owner	Number of Shares with Sole Voting and Investment Power (1)	Number of Shares with Shared Voting and Investment Power (2)	Total Number of Shares (1)	Percent of Class (if more than 1%) (1)
____________________	____________________	_______________________	_____________________	__________________

Dimensional Fund Advisors Inc. (3) 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401	3,292,100	0	3,292,100	7.37

FMR Corp. (4) Edward C. Johnson III (4) Abigail P. Johnson (4) Fidelity Management & Research Company (4) 82 Devonshire Street, Boston, MA 02109	0	2,362,720	2,362,720	5.29

Franklin Resources, Inc. (5) Charles B. Johnson (5) Rupert H. Johnson, Jr. (5) One Franklin Parkway, San Mateo, CA 94403	0	3,263,000	3,263,000	7.31

Franklin Advisory Services, LLC (5) One Parker Plaza, Sixteenth Floor, Fort Lee, NJ 07024

Merrill Lynch Investment Managers (6) World Financial Center, North Tower 250 Vesey Street New York, NY 10381	0	2,624,200	2,624,200	5.88

ML Global Allocation Fund, Inc. (6) 800 Scudders Mill Road Plainsboro, NJ 08536

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Name of Beneficial Owner	Number of Shares with Sole Voting and Investment Power (1)	Number of Shares with Shared Voting and Investment Power (2)	Total Number of Shares (1)	Percent of Class (if more than 1%) (1)
____________________	____________________	_______________________	_____________________	__________________

Hans B. Amell	0	0	0
James A. Cooley	58,499	10,066	68,565
Larry R. Corbett	127,683	10,000	137,683
Steven B. Daniels	112,646	10,300	122,946
R. Stuart Dickson	16,641	0	16,641
Henry F. Frigon	19,000	0	19,000
H. Peyton Green III	243,167	12,241	255,408
Brian J. Harker	158,601	52,583	211,184
John M. Hines	80,400	0	80,400
James E. Johnson, Jr.	16,000	0	16,000
Thomas F. Keller	17,000	0	17,000
Joseph L. Lanier, Jr.	48,141	0	48,141
Albert C. Monk III	572,235	234,091	806,326	1.80
Norman A. Scher	25,763	0	25,763
Gustav R. Stangl	33,900	10,000	43,900
Martin R. Wade III	10,000	0	10,000

All Executive Officers, Directors and NomineesFor Director as a group	1,539,676	339,281	1,878,957	4.14
(16 persons)
_________________

(1)

Includes shares of common stock that may be acquired upon exercise of options that are currently exercisable or will become exercisable within sixty days of August 15, 2002, as follows:  Messrs. Cooley, 58,488 shares; Corbett, 74,000 shares; Daniels, 86,319 shares; Dickson, 14,000 shares; Frigon, 14,000 shares; Green, 90,980; Harker, 148,000 shares; Hines, 70,400 shares; Johnson, 14,000 shares; Keller, 14,000 shares; Lanier, 39,000 shares;  Monk, 120,500 shares; Scher, 14,000 shares; Stangl, 33,600 shares; Wade, 5,000 shares; and the officers, directors and nominees as a group, 796,287 shares.

(2)

Includes restricted shares of common stock held by: Mr. Harker, 50,000 shares; and Messrs. Cooley, Corbett, Daniels, Green, and Stangl, 10,000 shares each. The shares are restricted for three years from the date of the award, provided the recipient remains in the employ of the Company. Each of the recipients retains the right to vote the shares and receive any dividends on the shares until the shares are forfeited. The restricted shares cannot be transferred or assigned before they vest.

(3)

According to an amended Form 13G filed on January 30, 2002, and reporting information as of December 31, 2001, Dimensional Fund Advisors Inc. is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “DFA Funds”).  In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over shares owned by the DFA Funds. Dimensional disclaims beneficial ownership of such shares.

(4)

According to a Form 13G filed on February 14, 2002, and reporting information as of December 31, 2001, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 2,362,720 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (collectively, the “FMR Funds”).

Edward C. Johnson III, FMR Corp. (through its control of Fidelity), and the FMR Funds each has sole power to dispose of shares owned by the FMR Funds.  Neither FMR Corp. nor Edward C. Johnson III, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the FMR Funds, which power resides with the FMR Funds’ Boards of Trustees.

Members of the Edward C. Johnson III family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp.  Mr. Johnson III owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp.  Through their ownership of voting common stock and the execution of a shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

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(5)

According to an amended Form 13G, filed February 1, 2002, and reporting information as of December 31, 2001, these shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries (the “Adviser Subsidiaries”) of Franklin Resources, Inc. (“FRI”).  The advisory contracts grant the Adviser Subsidiaries all investment and/or voting power over the securities owned by the advisory clients.  Therefore, the Adviser Subsidiaries may be deemed to be the beneficial owner of these shares.

Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of FRI and are the principal shareholders of FRI. Therefore, FRI and the Principal Shareholders may be deemed to be the beneficial owner of these shares.

FRI, the Principal Shareholders and the Adviser Subsidiaries disclaim any beneficial ownership of these shares and are of the view that they are not acting as a “group” for purposes of Section 13(d) under the 1934 Act.  The amended Form 13G reports that Franklin Advisory Services, LLC has the sole power to vote and the sole power to dispose of 3,258,800 shares and that Franklin Private Client Group, Inc. has the sole power to dispose of 4,200 shares.

(6)

According to an amended Form 13G filed on January 30, 2002, and reporting information as of December 31, 2001, by Merrill Lynch & Co., Inc. (“ML&Co.”), Merrill Lynch Investment Managers is an operating division of ML&Co. consisting of ML&Co.’s indirectly-owned asset management subsidiaries. The amended Form 13G reports that Merrill Lynch Investment Managers shares the power to vote and dispose of 2,624,200 shares and that ML Global Allocation Fund shares the power to vote and dispose of 2,327,600 shares.

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COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table presents information relating to total compensation for the three fiscal years ended June 30, 2002, 2001 and 2000, of the Chief Executive Officer and the five other most highly compensated executive officers of the Company during fiscal year 2002.

Summary Compensation Table
					Long-Term Compensation
					__________________________
		Annual Compensation			Awards
		___________________________________________			__________________________
Name and Principal Position	Fiscal Year	Salary $	Bonus $	Other Annual Compensation $	Restricted Stock (1) $	Options/ SARs #	All Other Compensation (2) $
______________________	_____	______	_______	________________	________	_______	__________________
Brian J. Harker	2002	443,750	416,681	0	223,200	70,000	133,175
President and	2001	418,750	244,035	0	56,250	70,000	133,490
Chief Executive Officer	2000	400,000	0	0	0	0	126,711
and Director

James A. Cooley	2002	215,000	141,320	0	37,200	40,000	80,871
Senior Vice President -	2001	197,500	68,920	0	14,063	40,000	79,337
Chief Financial Officer	2000	190,000	0	0	0	0	76,251

Larry R. Corbett	2002	233,750	153,644	0	37,200	35,000	76,712
Senior Vice President -	2001	228,750	79,258	0	14,063	40,000	78,518
Regional Director	2000	225,000	0	0	0	0	75,046

Steven B. Daniels	2002	258,750	170,076	0	37,200	45,000	76,835
Senior Vice President -	2001	236,250	82,704	0	14,063	40,000	75,303
Operations Director	2000	225,000	0	0	0	0	54,463

H. Peyton Green	2002	214,500	140,991	0	37,200	25,000	106,905
Senior Vice President -	2001	208,750	72,366	0	14,063	30,000	106,114
Sales Director	2000	205,000	0	0	0	0	103,436

Gustav R. Stangl	2002	227,825	106,934	0	37,200	30,000	36,436
Senior Vice President -	2001	216,511	49,387	0	14,063	30,000	38,488
Regional Director	2000	225,600	0	0	0	0	36,756

___________________

(1)

The value shown is the number of restricted shares times the market price of DIMON stock on the date of grant. As of June 30, 2002, the total number and value of restricted shares held by these executives were: Mr. Harker, 50,000 shares ($346,000); Messrs. Cooley, Corbett, Daniels, Green and Stangl, 10,000 shares ($69,200) each. The values given do not reflect the fact that the shares are restricted for three years from the date of the award, provided the recipient remains in the employ of the Company. Each of the recipients retains the right to vote the shares and receive any dividends on the shares until the shares are forfeited. The restricted shares cannot be transferred or assigned before they vest.

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(2)

Includes contributions to the Company’s 401(k) Plan, accruals in the Dibrell Deferred Compensation Plan, premiums to fund the Pension Equalization Plan (“PEP”) and Supplemental Executive Retirement Plan (“SERP”), and premiums for Split Dollar Life Insurance and the SERP Disability Insurance for fiscal years 2002, 2001 and 2000 as follows:

Name	Fiscal Year	Corporate Match 401(k) Plan $	Deferred Compensation Plan $	PEP/SERP Premiums $	Split Dollar Life Premium $	SERP Disability Premium $	Total $
________________	_____	___________	__________	_________	__________	_________	_______
Brian J. Harker	2002	4,000	0	71,473	49,994	7,708	133,175
	2001	3,400	0	72,218	50,164	7,708	133,490
	2000	3,400	0	65,245	50,358	7,708	126,711

James A. Cooley	2002	3,460	0	50,768	23,804	2,839	80,871
	2001	3,500	0	49,112	23,886	2,839	79,337
	2000	3,400	0	46,817	23,982	2,052	76,251

Larry R. Corbett	2002	3,450	0	37,325	30,638	5,299	76,712
	2001	3,400	0	39,083	30,736	5,299	78,518
	2000	3,400	0	36,701	30,888	4,057	75,046

Steven B. Daniels	2002	3,650	0	57,915	12,430	2,840	76,835
	2001	3,400	0	56,607	12,456	2,840	75,303
	2000	3,400	0	36,701	12,502	1,860	54,463

H. Peyton Green	2002	3,460	23,664	50,132	26,351	3,298	106,905
	2001	2,768	23,664	51,509	25,568	2,605	106,114
	2000	3,400	23,664	49,328	24,534	2,510	103,436

Gustav R. Stangl	2002	0	0	36,436	0	0	36,436
	2001	0	0	38,488	0	0	38,488
	2000	0	0	36,756	0	0	36,756

Stock Option Grants; Option/SAR Exercises and Fiscal Year-End Option/SAR Value Table

The following table sets forth information on stock options granted to the named executives during fiscal year 2002 under the Company’s Omnibus Stock Incentive Plan.

Stock Option Grants in Last Fiscal Year

	Individual Grants
	_________________________________________________________________________________
	Options/SARs Granted (1)	% of Total Options Granted to All Employees		Exercise or Base Price	Expiration Date		Grant Date Present Value (2)
	______________	___________________		_____________	_________________		___________________
Brian J. Harker	70,000	11.2		$7.44	8/23/11		$228,200
James A. Cooley	40,000	6.4		$7.44	8/23/11		$130,400
Larry R. Corbett	35,000	5.6		$7.44	8/23/11		$114,100
Steven B. Daniels	45,000	7.2		$7.44	8/23/11		$146,700
H. Peyton Green	25,000	4.0		$7.44	8/23/11		$81,500
Gustav R. Stangl	30,000	4.8		$7.44	8/23/11		$97,800

(1)			Option grants consisted of incentive and nonqualified stock options. These grants become exercisable on August 23, 2004.

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(2)

The exercise price was set at the closing price of DIMON common stock on the date of the grant. Utilizing the Black-Scholes valuation method, a value of $3.26 per share was determined. The Black-Scholes Model is a complicated mathematical formula widely used to value exchange traded options. However, stock options granted under the plan differ from exchange traded options in three key respects: the options are long-term, nontransferable and subject to vesting restrictions, while exchange traded options are short-term and can be exercised or sold immediately in a liquid market. In applying the Black-Scholes pricing model, the Company has assumed an option term of ten years, an annual dividend yield for the Company’s common stock of 2.69%, a riskless rate of return of 4.62%, and a stock price volatility of 63.1%. No adjustment has been made to reflect the non-transferability of incentive stock options or the limited transferability of non-qualified stock options granted under the plan. Consequently, because the Black-Scholes Model is adapted to value the options set forth in the table and is assumption-based, it may not accurately determine the grant date present value. The actual value, if any, an optionee will realize will depend on the excess of the market value of the common stock over the exercise price on the date the option is exercised.

The following table sets forth information with respect to the named executive officers concerning the exercise of options during fiscal year 2002 and unexercised options and SARs held by them on June 30, 2002.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Value

	Shares Acquired on Exercise #	Value Realized $	Number of Unexercised Options & SARs at Fiscal Year End Exercisable/ Unexercisable (2) #	Value of Unexercised In-the- Money Options & SARs at Fiscal Year End Exercisable/ Unexercisable (1) (2) $
	_________________	___________	_________________	________________________________
Brian J. Harker	0	0	148,000/140,000	71,000/287,525

James A. Cooley	0	0	58,488/80,000	28,400/164,300

Larry R. Corbett	0	0	74,000/75,000	35,500/164,300

Steven B. Daniels	0	0	86,319/85,000	35,500/164,300

H. Peyton Green	0	0	90,980/55,000	28,400/123,225

Gustav R. Stangl	0	0	33,600/60,000	21,300/123,225
_________________

(1)	At fiscal year end June 30, 2002, the most recent closing price of the Company’s common stock as quoted on the New York Stock Exchange was $6.92.

(2)

The options represented as unexercisable could not be exercised by the named executive on June 30, 2002, and future exercisability is dependent upon the named executive remaining in the employ of the Company until the vesting date, which is up to three years from the grant date, subject to acceleration for retirement, death or total disability.

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Equity Compensation Plan Information as of Fiscal Year-End (1)

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
________________	___________________________	_____________________________	________________________________
Equity Compensation Plans Approved by Security Holders	3,724,998	11.10	1,376,702

Equity Compensation Plans Not Approved by Security Holders	0	Not Applicable	0

Total	3,724,998	11.10	1,376,702
________________

(1)

Under the Amended 1995 DIMON Incorporated Omnibus Stock Incentive Plan, a maximum of 4,266,229 shares of DIMON common stock may be issued.  The Plan allows for this maximum number to be increased annually by three percent (the “Replenishment Percentage”) of the amount, if any, by which the total number of shares of DIMON common stock outstanding as of the last day of DIMON’s fiscal year exceeds the total number of shares of DIMON common stock outstanding as of the first day of such fiscal year, excluding for such purposes shares of DIMON common stock issued under the Incentive Plan.

Employment and Consulting Agreements

Messrs. Harker, Corbett and Green currently have employment agreements with the Company that were entered into prior to the reorganization of Dibrell Brothers and Monk-Austin in April 1995. The agreements with Messrs. Harker and Green provide for their employment until October 31, 2002. The agreement with Mr. Corbett provides for his employment until June 30, 2003. The agreements may be terminated early in certain circumstances and are renewable for successive one-year terms.

Under the agreements, Messrs. Harker, Corbett and Green are entitled to annual base salaries of $250,000, $180,000, and $155,000, respectively, subject to increases, and are eligible for cash payments under the Company’s Management Incentive Plan. The agreements also provide for (1) an annual supplemental retirement benefit equal to 50 percent of the executive officer’s average base salary for a period of up to ten years upon termination of the agreements for reasons other than death, disability or cause; (2) an annual death benefit equal to 25 percent of the executive officer’s average base salary payable to a beneficiary designated by the executive for a period of up to five years; and (3) annual disability payments, for Messrs. Harker and Green, under the Long-Term Disability Plan.

The agreements further provide that from the time of termination of the executive’s employment (other than by virtue of death or for cause) until his death, he will be entitled to participate in any group health plan or program provided by the Company at the time of termination, and the Company must use its best efforts to provide the executive with an individual health insurance policy if he is unable to participate in the existing plan.

The agreements may be terminated by the Company for cause or by the officer for “good reason,” generally related to a failure by the board to elect the officer to a responsible executive position, material modifications of the officer’s duties, functions and responsibilities, or breach of the agreement by the Company.

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In the event of termination of employment by the Company other than for cause, by the executive for good reason or upon the expiration of the agreement, each agreement provides that the executive officer will be entitled to receive a special severance benefit for a period of one year after the time of termination equal to a maximum of his base salary and incentive payments for the employment year just completed. The agreements further provide for the reimbursement by the Company of reasonable business expenses. The Company is obligated to pay additional amounts for any taxes the executive officers would have to pay with respect to any parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended.

Messrs. Hines and Monk also had employment agreements with the Company prior to their retirements, effective July 1, 1996 and December 31, 1999, respectively. Under his employment agreement, Mr. Hines is entitled to receive an annual retirement benefit of $180,000 through 2008. Mr. Monk is entitled to receive an annual retirement benefit of $190,000 through 2009 under the terms of his employment agreement. Thereafter, Mr. Monk will be entitled to his SERP retirement benefit.

In addition, Messrs. Hines and Monk had consulting agreements with the Company for which they received $170,000 and $225,000 per year, respectively.  Mr. Hines’ agreement ended June 30, 1998 and Mr. Monk’s agreement ended December 31, 2000.

Retirement Plan

Effective July 1, 1996, the Retirement Plan was converted to the DIMON Incorporated Cash Balance Plan (the “Cash Balance Plan”). The Cash Balance Plan includes all full-time active U.S. employees of DIMON and its subsidiaries.  Benefits under the Cash Balance Plan are determined by age and years of credited service.  Benefits are payable as a lump sum or on an annuity basis.

Under the Cash Balance Plan each participant has an account balance that represents his or her benefit under the Cash Balance Plan. The participant’s initial account balance equals the present value of his or her benefit earned through June 30, 1996, under the Retirement Plan. Benefit accruals earned after June 30, 1996, are credited annually to the participant’s account and are comprised of the sum of two components: retirement credit and interest credit.

The following table summarizes the annual retirement credit provided to participants in the Cash Balance Plan.

Combined Age and Years of Service	Annual Retirement Credit
_____________________________________________________________________
<40	3.5% of annual earnings
40-49	4.0% of annual earnings
50-59	5.0% of annual earnings
60-69	6.0% of annual earnings
70-79	7.0% of annual earnings
>80	8.0% of annual earnings

The interest credit is equal to the annual interest rate times the participant’s account balance at the end of the previous year.  The interest rate, which is equal to a yield on one year Treasury bills, is computed at the beginning of the plan year and is used throughout the plan year.  The annual interest rate credit for calendar year 2002 is 3.18 percent.

Benefits earned under the Cash Balance Plan vest after five years of service. The Cash Balance Plan limits the pay that is used in determining the annual retirement credit. The limit is $200,000 for calendar year 2002. A limit is also imposed on the amount of benefit payable to the participant from the Cash Balance Plan.

Benefits under the Cash Balance Plan are payable upon normal retirement (age 65), vested termination or death. A participant may elect to commence benefit payments on the first day of the month that is coincident with or next following the earlier of his or her 55th birthday or the first anniversary of separation of employment. The benefits are payable in the form of a contingent annuity, level annuity or lump sum, which are all actuarially equivalent.

All of the individuals named in the Summary Compensation Table are participants in the Cash Balance Plan with the exception of Mr. Stangl. As of July 1, 2002, combined age and credited service for Messrs. Harker, Cooley, Corbett, Daniels, and Green equaled 64, 71, 92, 65, and 84, respectively. The estimated annual benefits from the Cash Balance Plan for Messrs. Harker, Cooley, Corbett, Daniels, and Green, assuming a four percent annual salary increase, are $62,019, $34,314, $16,072, $59,746, and $31,663, respectively.

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Excess Benefit Plan

The Company maintains an Excess Benefit Plan that provides individuals who participate in the Cash Balance Plan the difference between the benefits they could potentially accrue under the Cash Balance Plan considering total compensation and the benefits actually paid as limited by regulations imposed by the Internal Revenue Code. Employees who meet the eligibility requirements of the Cash Balance Plan and are selected by management may participate in this plan. Such benefits are not funded and are expensed by the Company as paid.

Pension Equalization Plan (PEP)

The PEP was established to pay selected employees unreduced early retirement benefits coordinated with benefit payments under DIMON’s Cash Balance Plan. Under the PEP, some participants receive a benefit that, when added to their defined benefit plans, provides them with unreduced benefits if they retire on or after age 55 (with credit to age 65) with 30 years of benefit service. For other participants, the unreduced benefits are available if they retire on or after age 60 (with credit to age 65) with 25 years of benefit service. The PEP also provides individual account-based benefits to employees determined by the Company in its full discretion in amounts likewise determined. In all cases, a participant's benefits are not fully vested until that participant satisfies a "vesting contribution" provision in the PEP (satisfaction can include a direct contribution, an indirect contribution, a waiver by the Company, any combination of the foregoing, or other measures satisfactory to the Company). All benefits are funded by Company-owned life insurance policies for each participant. The PEP also allows the Company to provide "back-up" benefits to ensure (but not duplicate) benefit payments under other nonqualified retirement plans.

The following table sets forth, as of June 30, 2002, the estimated annual benefits payable as a straight life annuity under the PEP upon retirement at age 65 after specified years of credited service, as defined in the PEP.  In the event of early retirement prior to age 55 and 30 years of service or age 60 with 25 years of service, the following benefits are subject to reduction.

Estimated Annual Benefits Payable at Retirement

Final Average Earnings	Years of Credited Service
__________	_________________________________________________________________________
	$10 Yrs. $	20 Yrs. $	30 Yrs. $	40 Yrs. $
________	________	________	________	________
180,000	19,800	39,600	59,400	79,200
220,000	24,200	48,400	72,600	96,800
260,000	28,600	57,200	85,800	114,400
300,000	33,000	66,000	99,000	132,000

The PEP’s normal retirement allowance is stated with reference to the participant's final average earnings.  A participant's "final average earnings" are one-fifth of his or her annual earnings during the highest consecutive five-year period within the immediately preceding ten-year period. The term "annual earnings" includes all cash remuneration paid to a participant other than commissions, specified foreign service earnings, and amounts realized under the Omnibus Stock Incentive Plan. Annual earnings are the calendar year equivalent of salary and bonus shown in the Summary Compensation Table.  The participant's normal retirement allowance is 1.10 percent of his or her final average earnings multiplied by credited service.

As of June 30, 2002, Messrs. Cooley, Daniels, and Green had 20, 21, and 31 years of credited service under the PEP, respectively.  Messrs. Harker, Corbett and Stangl were not participants in the PEP as of June 30, 2002.

Supplemental Executive Retirement Plan (SERP)

Effective January 1, 1997, the Executive Compensation Committee recommended and the Board of Directors approved the establishment of the SERP. All benefits are funded by Company-owned life insurance policies for each participant.

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The SERP provides an annual retirement benefit equal to 50 percent of the participant’s final average fiscal year cash compensation. The final average fiscal year cash compensation is the average of the three highest years’ cash compensation during the last ten preceding fiscal years. The benefit is payable in the form of a life annuity. The SERP also provides that, upon death, a life annuity equal to 50 percent of the participant’s benefit will be payable to the surviving spouse. Participants can elect lesser forms of benefits to provide a higher surviving spouse’s benefit. Benefits under the SERP do not vest until the participant reaches age 60 and has 20 years of service. Benefits from the SERP are offset by all other Company funded benefits which include the Cash Balance Plan, the PEP, the 401(k) Plan or benefits provided under an employment agreement.

Director Compensation

Directors who are employees of the Company or its subsidiaries or who serve as paid consultants to the Company receive no compensation for their services as director. During fiscal year 2002, directors who were neither employees nor paid consultants of the Company (“non-employee directors”) received an annual retainer of $20,000, this amount having been increased from $18,000 on October 31, 2001; a $1,500 fee for each board meeting attended; and a $1,000 fee for each committee meeting attended.  Non-employee directors who served as chairmen of committees received an additional annual retainer of $2,000.

Pursuant to the Omnibus Stock Incentive Plan of the Company, non-employee directors may be granted common stock, performance shares, or options to purchase common stock for a per share exercise price equal to the fair market value of one share of common stock on the date of grant. On August 23, 2001, upon approval of the Executive Compensation Committee, each non-employee director serving on that date was awarded 5,000 options to purchase common stock for a per share exercise price of $7.44, the closing price of DIMON common stock on the date of grant. In total, 45,000 stock options were awarded, all of which were immediately exercisable pursuant to the Omnibus Stock Incentive Plan.

Executive Compensation Committee Report on Executive Compensation

Compensation Philosophy and Programs

DIMON’s Executive Compensation Committee (the Committee) is comprised of three independent directors whose role is to oversee the development and management of total compensation levels and programs for the Company’s executive officers.  The Committee’s principal objectives in fulfilling its role for DIMON include:

•

Enhancing the Company’s ability to attract, motivate, and retain highly qualified and knowledgeable executives who are critical to the long-term success of DIMON

•

Establishing and maintaining executive compensation levels and programs that are fully competitive with comparable organizations

•

Developing and maintaining executive compensation programs that encourage higher levels of job performance through the use of performance-based short- and long-term incentives

•

Reinforcing management’s commitment to enhance shareholder value by aligning the interests of key executives with those of the Company’s shareholders

In achieving the above objectives, the Committee reviews extensive survey information on pay levels and compensation practices compiled from time to time with the help of an independent consultant.  The comparison group for competitive compensation information includes the peer companies in the proxy performance graph, as well as a broader group of companies with operating characteristics and revenues similar to DIMON.  The Committee strives to provide a direct compensation package to DIMON executives at target performance that is fully competitive with the median total pay packages for the comparison group.  The direct compensation package for DIMON’s executive officers includes base salary, annual incentives, and long-term incentives in the form of stock option and restricted stock grants.

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Base Salary

The base salary levels for executive officers other than the Chief Executive Officer (CEO) are established by the Committee upon recommendations from the CEO and reflect salaries for like positions in the comparison group described above.  The Committee determines CEO base salary using similar competitive salary information.  DIMON places substantial emphasis on performance-driven pay delivered through short- and long-term incentives, therefore base salary ranges are established such that the range maximum is positioned at approximately the average salary of the broader comparison group. Base salaries are adjusted periodically, based on competitive market changes, individual and corporate performance, modifications in job responsibilities, and the executive’s position within his or her respective salary range.

Annual Incentive

DIMON’s Management Incentive Plan (“MIP”) allows the Committee to provide direct financial incentives in the form of annual cash payments to executive officers and other officers and key employees upon the achievement of predetermined performance objectives.  At the beginning of each fiscal year, the Committee establishes threshold, target and maximum performance goals for cash incentives to key employees, with the associated opportunities expressed as percentages of base salary.  For fiscal 2002, annual incentives for key executives were based 70% on pretax income and 30% on individual performance.  No award is payable unless the pretax income threshold goal is achieved.  The Plan provides for target awards of 50% and 35% of salary for the Chief Executive Officer and other key executives, respectively, with maximum awards of 100% and 70% of salary, respectively.  The annual incentive payouts are made after the end of the fiscal year.

Long-Term Incentives

The Committee’s primary objective in granting stock options and other long-term equity-based incentives is to allow key employees to participate in the success of the Company through stock ownership, to provide a strong direct link between employee compensation and the interests of shareholders, and to encourage recipients to focus on the long-term performance of the Company.

The Committee administers the DIMON Omnibus Stock Incentive Plan (“the Plan”) as the principal means to provide long-term incentives to executives, officers, and key employees.  The Plan permits the Committee to grant stock options, stock appreciation rights (SARs), restricted stock, and performance units to executives, officers, and other key employees.  The Company uses both stock options and restricted stock as long-term incentives.  All equity grants are approved by the members of the Committee.  Options are generally granted at fair market value on the date of grant.

Chief Executive Officer Compensation

In fiscal year 2002, Mr. Harker’s salary was increased from $425,000 to $450,000.  Based on Company performance, Mr. Harker earned an incentive payment of $416,681, or 93.9% of his salary.  He was also awarded 70,000 stock options and 30,000 restricted shares at $7.44 per share, the Company’s closing stock price on the date of grant.

Deductibility of Executive Compensation under the Internal Revenue Code

Section 162(m) of the Internal Revenue Code, as amended (the Code), restricts the deductibility, for federal income tax purposes, of annual compensation paid to the Chief Executive Officer and each of the four other most highly compensated officers to the extent that such compensation exceeds $1 million or does not qualify as “performance-based” as defined under the code.  In this regard, the Committee’s objective is to obtain the fullest compensation deduction possible while preserving needed flexibility in recognizing and rewarding desired performance.  All compensation provided to executive officers in fiscal year 2002 is believed to be fully deductible.

Executive Compensation Committee:

Norman A. Scher, Chairman
R. Stuart Dickson
Joseph L. Lanier, Jr.

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PERFORMANCE GRAPH

The following graph compares the cumulative total return for DIMON common stock from June 30, 1997 to June 30, 2002, to the total returns for the S&P 500 Index, the S&P SmallCap 600 Index, and an index of peer companies selected by the Company for the same period. The companies in the peer group are Standard Commercial Corporation and Universal Corporation.  The graph assumes an investment of $100 in common stock and in each index as of June 30, 1997, and that all dividends are reinvested.

(Performance Graph pictured on attached PdF file is described below)

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN * AMONG DIMON INCORPORATED, THE S & P 500 INDEX, THE S & P SMALL CAP 600 INDEX AND A PEER GROUP

	Cumulative Total Return
	_____________________________________________________________________
	6/97	6/98	6/99	6/00	6/01	6/02
	______	______	______	______	______	______
DIMON INCORPORATED	$100.00	$ 43.98	$ 21.47	$ 9.41	$ 46.08	$ 32.81
S & P 500	100.00	130.16	159.78	171.36	145.95	119.70
S & P SMALLCAP 600	100.00	119.46	121.47	138.94	154.39	174.93
PEER GROUP	100.00	79.95	55.57	40.08	99.33	93.21

* $100 INVESTED ON 6/30/95 IN STOCK OR INDEX -
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING JUNE 30.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, file with the Securities and Exchange Commission initial reports of ownership and reports of change in ownership of common stock and other equity securities of the Company.  The same persons are also required to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended June 30, 2002, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10 percent beneficial owners were met, except that Mr. Steven B. Daniels, Senior Vice President-Operations Director, due to a clerical error, incorrectly reported his beneficial ownership in a Form 3 filed on May 27, 1999, and that error has since been corrected in a Form 5 filed on August 9, 2002.

INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors, upon recommendation of the Audit Committee, has selected Ernst & Young LLP, independent accountants, as the Company’s auditors for the fiscal year ending June 30, 2003.  A representative of the auditors will be present at the annual meeting with an opportunity to make a statement and will be available to respond to appropriate questions relating to the fiscal year 2002 audit of the Company’s financial statements.

The Board of Directors engaged Ernst & Young LLP as the Company's independent accountants, effective May 11, 2001. DIMON's former independent accountants, PricewaterhouseCoopers LLP, were dismissed effective May 11, 2001.

The reports issued by PricewaterhouseCoopers LLP on the Company's financial statements for either of the two most recent fiscal years preceding the dismissal did not contain any adverse opinion or a disclaimer of opinion, or any qualification or modification as to uncertainty, audit scope or accounting principles.

The decisions to dismiss PricewaterhouseCoopers LLP and engage Ernst & Young LLP were recommended by the Audit Committee of the Board of Directors and approved by the full Board of Directors.

During the Company's two most recent fiscal years prior to May 11, 2001, and through May 11, 2001, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of the disagreement in connection with its reports.

Audit Fees.  The aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Company’s annual financial statements for the year ended June 30, 2002, and reviews of the financial statements included in the Company’s Forms 10-Q for that fiscal year, were $1,349,000, including $110,000 for audit related services.  Audit related services are composed of fees for statutory audits and SEC registration statements.

Financial Information Systems Design and Implementation Fees.  The aggregate fees billed by Ernst & Young for information technology services (of the type described in Rule 2-01(c)(4)(ii) of regulation S-X) during the 2002 fiscal year were $145,000  for advisory services.

All Other Fees.  The aggregate fees billed for services rendered by Ernst & Young other than those described under “Audit Fees” and “Financial Information Systems Design and Implementation Fees” above were $86,000 for non-audit accounting services, including income tax consulting and advisory services.

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SHAREHOLDERS’ PROPOSALS AND NOMINATIONS

2003 Annual Meeting

Under the rules and regulations of the SEC, any proposal that a shareholder intends to present at the 2003 annual meeting must be received by the Company at its principal office in Danville, Virginia, by May 23, 2003, if the shareholder desires it to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting.

Additionally, the Company’s bylaws require that nominations of directors be delivered or mailed to the Secretary no earlier than August 17, 2003, and no later than September 11, 2003. To the extent known to the nominating shareholder, notifications must include:

• the nominee’s name, age and address; • the nominee’s principal occupation; • the name and address of the notifying shareholder; and • the number of shares owned by the notifying shareholder.

The Nominating Committee will thereafter make its recommendation to the Board of Directors, and the Board of Directors will make its determination as to whether such candidate should be nominated.  Nominations not made in accordance with these procedures, and votes cast for any such nominee, will be disregarded.

OTHER MATTERS

On this date, the Company is not aware of any matters to be presented for action at the meeting other than as stated in this notice.  However, if any other matters requiring a vote of shareholders are properly presented at the meeting, it is intended that proxies in the accompanying form will be voted on such other matters in accordance with the judgment of the persons voting such proxies.

ANNUAL REPORT

The annual report, including consolidated financial statements of the Company and its subsidiaries for the fiscal year ended June 30, 2002, is being mailed to shareholders with this proxy statement on or about September 23, 2002.

By Order of the Board of Directors

/s/ T. C. Parrish
_________________________________________________________
T. C. Parrish
Secretary
September 23, 2002

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PROXY PROXY

DIMON INCORPORATED 512 BRIDGE STREET P. O. BOX 681 DANVILLE, VIRGINIA 24543

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mr. Henry F. Frigon, Mr. John M. Hines, and Dr. Thomas F. Keller, or any one of them with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all shares of stock in DIMON Incorporated that the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held October 30, 2002, at 10:00 A.M., at the principal office of the Company, 512 Bridge Street, Danville, Virginia, and at any and all adjournments thereof:

E. ELECTION OF DIRECTORS (mark only one box) ________ FOR all nominees listed below (except as marked to the contrary below). ________ WITHHOLD AUTHORITY to vote for all nominees listed below.

Nominees: Hans B. Amell, Brian J. Harker, James E. Johnson, Jr., and Joseph L. Lanier, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name in the space provided below.

_____________________________________________________________________________________________________________________________

The Board recommends a vote "FOR" the foregoing proposal.

Please sign and date on reverse side.

2. In their discretion, the proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting.

This proxy, when properly executed and delivered, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the election of all directors.

Dated _________________ , 2002

____________________________________________________________________

SHAREHOLDER'S SIGNATURE

Please sign exactly as the name appears on this card. Only one of several joint owners need sign. Fiduciaries and Corporate Officers should give full title.

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.